                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

                            [NAME OF PERSON FILING]
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
--------------------------------------------------------------------------------

  [RVSI LOGO]

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 19, 2003
                            ------------------------

To the Stockholders of
  ROBOTIC VISION SYSTEMS, INC.:

     NOTICE IS GIVEN that the annual meeting of stockholders of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation, will be held on Wednesday, March 19, 2003 at 10:00 a.m., at the Boston Marriott Newton, 2345 Commonwealth Avenue, Newton, Massachusetts, for the following purposes:

          1) To elect seven directors of the Company for the ensuing year.

          2) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2003.

          3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on January 22, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                              John J. Connolly
                                              Secretary

Canton, Massachusetts
          , 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about          , 2003 to all
stockholders of record of Robotic Vision Systems, Inc. at the close of business on January 22, 2003 (the "record date") in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at the Boston Marriott Newton, 2345 Commonwealth Avenue, Newton, Massachusetts, on Wednesday, March 19, 2003 at 10:00 a.m.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposal to ratify the selection of Deloitte & Touche as our independent auditors for the fiscal year ending September 30, 2003.

     The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by us at the address set forth above, Attn: Corporate Secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

     All persons or entities that held shares of our common stock on January 22, 2003 can attend the meeting. If your shares are held through a broker and you would like to attend the meeting, please bring a copy of your brokerage account statement or an omnibus proxy (which can be obtained from your broker) and you will be permitted to attend the meeting.

VOTE REQUIRED

     The total number of shares of our common stock outstanding as of the record date was 61,168,743. The common stock is the only class of our securities entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote, or 30,584,372 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Directors will be elected by a plurality of the votes cast at the meeting. An affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required for the ratification of Deloitte & Touche LLP as our independent auditors.

ABSTENTIONS AND BROKER NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting and will have the same effect as a vote AGAINST each of such proposals. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether the proposal to ratify Deloitte & Touche LLP as our independent auditors has been approved.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

     - each director;

     - each person known by us to own beneficially 5% or more of our common stock;

     - each officer named in the summary compensation table; and

     - all directors and executive officers as a group.

                                                        NUMBER OF SHARES OF     PERCENT
NAME AND ADDRESS                                           COMMON STOCK            OF
BENEFICIAL OWNER(1)                                    BENEFICIALLY OWNED(2)     CLASS
-------------------                                    ---------------------    --------
Pat V. Costa.........................................        1,899,716(3)         3.01%
Frank A. DiPietro....................................          138,861(4)            *
Jay M. Haft..........................................          570,515(5)            *
Tomas Kohn...........................................          126,657(6)            *
Mark J. Lerner.......................................           77,813(7)            *
Howard Stern.........................................          157,363(8)            *
Robert H. Walker.....................................          180,226(9)            *
John J. Connolly.....................................           36,050(10)
Curtis W. Howes......................................           68,409(11)           *
Earl H. Rideout......................................          106,520(12)           *
Neal H. Sanders......................................           50,350(13)           *
Patricia Randall.....................................           42,200(14)           *

                                                        NUMBER OF SHARES OF     PERCENT
NAME AND ADDRESS                                           COMMON STOCK            OF
BENEFICIAL OWNER(1)                                    BENEFICIALLY OWNED(2)     CLASS
-------------------                                    ---------------------    --------
All current executive officers and directors as a
  group (13 persons).................................        3,501,751(15)        5.57%

-------------------------
  *  Denotes less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is 5 Shawmut Road, Canton, Massachusetts 02021.

 (2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (3) Includes 677,632 shares underlying options, 1,190,476 shares underlying a convertible note, and 1,608 vested shares held under our retirement investment plan.

 (4) Includes 54,598 shares underlying options; also includes 31,770 shares owned of record by Mr. DiPietro's spouse.

 (5) Includes 71,598 shares underlying options; also includes 399,078 shares owned of record by Mr. Haft's spouse.

 (6) Includes 44,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

 (7) Includes 54,598 shares underlying options held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner.

 (8) Includes 110,350 shares underlying options and 6,183 vested shares held under our retirement investment plan.

 (9) Includes 96,341 shares underlying options and 20,632 shares held indirectly in a retirement account.

(10) Includes 36,050 shares underlying options.

(11) Includes 67,909 shares underlying options.

(12) Includes 106,205 shares underlying options and 315 vested shares held under our retirement investment plan.

(13) Includes 46,350 shares underlying options.

(14) Includes 42,200 shares underlying options.

(15) Includes an aggregate of 3,501,751 shares underlying options and a convertible note, 8,106 vested shares held in our investment retirement plan and 20,632 shares held indirectly in a retirement account.

OPTION TABLE

                          NUMBER OF SECURITIES       WEIGHTED AVERAGE     NUMBER OF SECURITIES
                            TO BE ISSUED UPON       EXERCISE PRICE OF     REMAINING AVAILABLE
                               EXERCISE OF             OUTSTANDING        FOR FUTURE ISSUANCE
                          OUTSTANDING OPTIONS,      OPTIONS, WARRANTS         UNDER EQUITY
                           WARRANTS AND RIGHTS          AND RIGHTS         COMPENSATION PLANS
                         -----------------------   --------------------   --------------------
PLANS APPROVED BY OUR
  STOCKHOLDERS
  1991 Stock Option
     Plan..............           702,312                 $4.02                       --
  1996 Stock Option
     Plan..............         2,839,946                 $2.94                1,390,843
  Acuity Stock Option
     Plan(1)...........             1,570                 $1.53                      262
  Vanguard Stock Option
     Plan(2)...........             4,695                 $6.82                      267
PLANS NOT APPROVED BY
  OUR STOCKHOLDERS
  1996 Non Executive
     Employee Stock
     Option Plan.......           483,873                 $1.36                  511,647
                                ---------                                      ---------
  TOTAL................         4,032,396                                      1,903,019
                                =========                                      =========

-------------------------

(1) The Acuity Stock Option Plan was assumed in connection with the acquisition of Acuity Imaging, Inc. in 1995.

(2) The Vanguard Stock Option Plan was assumed in connection with the acquisition of Vanguard Automation, Inc. in 1997.

     The 1996 Non Executive Employee Stock Option Plan (the "Plan") was created in 1996 to provide non-qualified stock option grants to all non executive employees. The Plan allowed for the issuance of 1,000,000 non-qualified options to purchase common stock at the fair market value on the date of grant. The Plan expires in 2006.

     The Robotic Vision Systems, Inc. 2002 Stock Plan (the "Plan") was created on November 7, 2002 and allows for the grant of non-qualified stock options and awards to employees and other individuals who render services to us. The number of shares subject to the plan are 2,000,000, all grants must be made at not less than fair market value at the date of grants and no grants may be made after June 30, 2003.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the fiscal year ended September 30, 2002, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were met.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with us by each nominee, his age and his tenure as a director.

NAME                             AGE    POSITIONS AND OFFICE PRESENTLY HELD    SINCE
----                             ---    -----------------------------------    -----
Pat V. Costa...................  59     Chairman, President and Chief          1984
                                        Executive Officer
Frank A. DiPietro..............  76     Director                               1992
Jay M. Haft....................  67     Director                               1977
Tomas Kohn.....................  61     Director                               1997
Mark J. Lerner.................  50     Director                               1994
Howard Stern...................  65     Senior Vice President and Director     1981
Robert H. Walker...............  67     Director                               1990

     PAT V. COSTA has served as president, chief executive officer and chairman of our board of directors since 1984. Earlier he had been publisher of Telecommunication Magazine and technical director for H.L. Livermore Company and executive vice president of GCA Corporation, a manufacturer of electronic equipment and semiconductor capital equipment. Mr. Costa is a graduate of Northeastern University, received an MS from M.I.T. and an MBA from Harvard Business School. From 1986 to 1988, Mr. Costa was Chairman of the Board of the Automated Vision Association (AVA), now called Automated Imaging Association.

     FRANK A. DIPIETRO began his career with General Motors ("GM") in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet-Pontiac-Canada car group, for GM.

     JAY M. HAFT is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, and in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many Internet and high-tech companies, as well as leading edge medical technology companies and technical product, service and marketing companies. Mr. Haft has been Managing General Partner of GenAm "1" Venture Fund, an international venture capital fund and a director of numerous public and private corporations, including Encore Medical Corporation, DUSA Pharmaceuticals, Inc., and Oryx Technology, Inc,. He is also of counsel to Reed Smith LLP in New York and previously a senior partner of Parker Duryee Rosoff & Haft in New York. Prior to that he was a founding partner of Wofsey Certilman, Haft, et. al. He served as a member of the Florida Commission of Government Accountability to the People and as a National Trustee and Treasure of the Miami City Ballet, and is currently a Director of the Florida International University Foundation and a member of the Advisory Board of the

Wolfsonian Museum and the FIU Law School. He is a graduate of Yale College and Yale Law School.

     TOMAS KOHN has been a professor of management at Boston University's School of Management in the undergraduate, MBA, and executive MBA programs since 1988. Dr. Kohn is the chairman of Conduit del Ecuador, a steel tubing manufacturer, and a member of the board of directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until our acquisition of Computer Identics Corp. in August 1996, Dr. Kohn was a member of Computer Identics' board of directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the board of directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

     MARK J. LERNER has been president of Morgen, Evan & Company, an investment banking firm which specializes in Japanese-U.S. transactions, since 1992. Previously and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the investment banking division of Merrill Lynch as head of its Japan group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

     HOWARD STERN has been our senior vice president and technical director since December 1984 and a director since 1981. Mr. Stern has an extensive background in 2-D and 3-D imaging and electro-optical and electro-mechanical systems engineering. During his employment with us and our predecessor companies, Mr. Stern has been a listed inventor on more than seventy patents.

     ROBERT H. WALKER was, before his retirement in March 1998, our executive vice president, chief financial officer, secretary and treasurer, positions he held since December 1986. From 1984 to 1986 he was our senior vice president. From 1983 to 1985 he also served as our treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation.

IDENTIFICATION OF EXECUTIVE OFFICERS

              (Excludes executive officers who are also directors)

            NAME              AGE      POSITION          PRINCIPAL OCCUPATION
            ----              ---      --------          --------------------
John J. Connolly............  46    Vice President   Joined our company in
                                                     October 2001 as vice
                                                     president of finance and
                                                     chief financial officer.
                                                     Previously and from July
                                                     2000, he was vice president
                                                     of finance and chief
                                                     financial officer at
                                                     Unisphere Networks, which
                                                     provides next generation IP
                                                     networking equipment. From
                                                     1994 through June 2000, he
                                                     was vice president of
                                                     finance and chief financial
                                                     officer at Davox
                                                     Corporation, which provides
                                                     customer interaction
                                                     management solutions.
Curtis W. Howes.............  52    Vice President   Has been our corporate vice
                                                     president of automatic
                                                     identification since May
                                                     1997. He was acting
                                                     president of the Acuity
                                                     CiMatrix division from March
                                                     1999 through December 2000
                                                     and acting chief operating
                                                     officer of the Acuity
                                                     CiMatrix division from June
                                                     1998 through March 1999.
                                                     Before joining our company
                                                     and since November 1991, he
                                                     was employed by Intermec
                                                     Corporation, most recently
                                                     as general manager of
                                                     Intermec's imaging systems
                                                     division, which designed,
                                                     manufactured and sold
                                                     vision-based products for
                                                     symbology reading.

            NAME              AGE      POSITION          PRINCIPAL OCCUPATION
            ----              ---      --------          --------------------
John S. O'Brien.............  48    Vice President   Has been acting president of
                                                     the Acuity CiMatrix division
                                                     since May 2001. Since
                                                     February 1997, he has been
                                                     our vice president of human
                                                     resources. Previously and
                                                     from 1990, he was chief
                                                     financial officer and vice
                                                     president, human resources
                                                     of Charles River Data
                                                     Systems, an imbedded systems
                                                     developer and manufacturer
                                                     in Framingham,
                                                     Massachusetts.
Patricia Randall............  52    Vice President   Has been our corporate vice
                                                     president and general
                                                     counsel since June 2001.
                                                     Previously and from 1998,
                                                     she was general counsel and
                                                     vice president of Hadco
                                                     Corporation. From 1980 to
                                                     1998 she was a partner at
                                                     the Boston law firm of
                                                     Hamilton, Dahmen and Randall
                                                     with a focus on corporate
                                                     law and civil litigation.
Earl H. Rideout.............  56    Senior Vice      Has been our president of
                                    President        the Semiconductor Equipment
                                                     Group since June 2000. Since
                                                     January 1997 he has also
                                                     been corporate senior vice
                                                     president, and from 1989, he
                                                     was our vice
                                                     president/general manager of
                                                     our Electronics Subdivision.
Neal H. Sanders.............  53    Vice President   Has been our vice president
                                                     of corporate development
                                                     since February 2000.
                                                     Previously and since
                                                     December 1998 he was our
                                                     vice president of corporate
                                                     communications and investor
                                                     relations. From 1980 through
                                                     1998, he held comparable
                                                     positions at Analog Devices,
                                                     Inc., Bolt Beranek and
                                                     Newman, Inc., and Microdyne
                                                     Corporation.

     All directors hold office until the next annual meeting of stockholders and election and qualification of their successors. Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     Set forth below is the aggregate compensation for services rendered to us in all capacities during our fiscal years ended September 30, 2002, 2001 and 2000 by our chief executive officer and by each of our four other most highly compensated executive officers whose compensation exceeded $100,000 during our fiscal year ended September 30, 2002.

                                                                           LONG TERM COMPENSATION
                                                                     -----------------------------------
                                      ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                              ------------------------------------   -----------------------   ---------
                                                            OTHER                   NUMBER       LONG         ALL
                                                           ANNUAL    RESTRICTED   OF SHARES      TERM        OTHER
NAME AND                                                   COMPEN-     STOCK      UNDERLYING   INCENTIVE    COMPEN-
PRINCIPAL POSITION     YEAR    SALARY        BONUS(1)      SATION      AWARDS      OPTIONS      PAYOUTS    SATION(2)
------------------     ----   --------       --------      -------   ----------   ----------   ---------   ---------
Pat V. Costa.........  2002   $290,784            --         --         --         113,350        --        $11,422
  Chief Executive      2001   $315,016            --         --         --          71,703        --        $10,927
  Officer              2000   $315,016       $78,750(1)      --         --              --        --        $12,052
Earl H. Rideout......  2002   $214,933            --         --         --           5,124        --        $ 6,185
  Senior Vice          2001   $227,000            --         --         --         100,000        --        $ 5,700
  President            2000   $200,011       $76,500(1)(3)   --         --              --        --        $ 6,825
Patricia Randall.....  2002   $180,000       $20,000(4)      --         --           8,260        --        $ 1,995
  Vice President       2001   $ 52,500(5)         --         --         --         100,000        --        $    --
  and General Counsel
Curtis W. Howes......  2002   $162,383       $30,000(4)      --         --          17,395        --        $17,475
  Vice President       2001   $175,000       $ 5,000(3)      --         --          20,000        --        $18,729
                       2000   $189,990       $46,500(1)(3)   --         --              --        --        $11,500
Neal H. Sanders......  2002   $170,288       $16,000(3)      --         --          14,600        --        $18,662
  Vice President       2001   $175,000       $16,000(3)      --         --          54,000        --        $18,167
                       2000   $166,250       $34,200(1)(3)   --         --              --        --        $ 1,500
John J. Connolly.....  2002   $182,215            --         --         --         108,450        --        $ 1,775

-------------------------
(1) Amount paid in fiscal 2000 represents earned bonus for the first half of fiscal 2000.

(2) Represents payments under our retirement investment plan, vehicle allowances for each of Messrs. Costa, Rideout and relocation allowance for Messrs. Howes and Sanders and their families.

(3) Represents payments to Messrs. Rideout, Howes, and Sanders for contractual bonuses.

(4) Represents payments to Mr. Howes and Ms. Randall for their special contributions in the successful sale of our material handling business in December 2001.

(5) Joined our company in June 2001.

OPTIONS

     The table below sets forth information concerning individual grants of stock options made during fiscal 2002 to the executive officers named in the Summary Compensation Table.

                                   NUMBER OF
                                   SHARES OF
                                  COMMON STOCK    PERCENT OF
                                   UNDERLYING    TOTAL OPTIONS   EXERCISE                 GRANT DATE
                                    OPTIONS       GRANTED TO     PRICE PER   EXPIRATION    PRESENT
NAME                                GRANTED        EMPLOYEES       SHARE        DATE       VALUE(1)
----                              ------------   -------------   ---------   ----------   ----------
Pat V. Costa....................      7,600          0.63%         $1.04       11/9/07       6,156
                                      5,750          0.47%         $1.37        4/3/08       6,153
                                    100,000          8.23%         $1.00       8/31/04      37,000
Earl H. Rideout.................      5,124          0.42%         $1.52       5/03/08       6,098
Patricia Randall................      4,700          0.39%         $1.04       11/9/07       3,807
                                      3,560          0.29%         $1.37        4/3/08       3,809
Curtis W. Howes.................      4,200          0.35%         $1.04       11/9/07       3,402
                                     10,000          0.82%         $1.05      11/16/07       8,200
                                      3,195          0.26%         $1.37        4/3/08       3,419
Neal H. Sanders.................     10,000          0.82%         $1.05      11/16/07       8,200
                                      4,600          0.38%         $1.04       11/9/07       3,726
John Connolly...................    100,000          8.23%         $1.00       10/1/07      78,000
                                      4,800          0.40%         $1.04       11/9/07       3,888
                                      3,650          0.30%         $1.37        4/3/08       3,906

-------------------------
(1) Computed in accordance with the Black-Scholes option pricing model utilizing the following assumptions: volatility of 107%, risk-free interest rate of 2.49% and an expected life of about five years.

     Set forth below is information with respect to unexercised stock options held by executive officers named in the Summary Compensation Table as of September 30, 2002.

                                                     NUMBER OF SHARES
                        NUMBER OF                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         SHARES                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                        ACQUIRED                    SEPTEMBER 30, 2002            SEPTEMBER 30, 2002
                       ON EXERCISE    VALUE     ---------------------------   ---------------------------
NAME                   OF OPTIONS    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
Pat V. Costa.........       --           --       661,069        133,683           --             --
Earl H. Rideout......       --           --        93,691         69,810           --             --
Patricia Randall.....       --           --        25,000         83,260           --             --
Curtis W. Howes......       --           --        58,084         39,311           --             --
Neal H. Sanders......       --           --        27,875         56,725           --             --
John J. Connolly.....       --           --            --        108,450           --             --

PENSION BENEFITS

     The following table sets forth the estimated annual plan benefits payable upon retirement in 2003 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
REMUNERATION                    15         20         25         30         35
------------                  -------    -------    -------    -------    -------
$100,000....................  $18,843    $25,124    $31,405    $31,405    $31,405
 125,000....................   24,543     32,724     40,905     40,905     40,905
 150,000....................   30,243     40,324     50,405     50,405     50,405
 175,000....................   35,943     47,924     59,905     59,905     59,905
 200,000....................   41,643     55,524     69,405     69,405     69,405
 225,000....................   41,643     55,524     69,405     69,405     69,405
 250,000....................   41,643     55,524     69,405     69,405     69,405
 300,000....................   41,643     55,524     69,405     69,405     69,405
 400,000....................   41,643     55,524     69,405     69,405     69,405
 500,000....................   41,643     55,524     69,405     69,405     69,405

     The amount of compensation covered by our pension plan is determined in accordance with rules established by the Internal Revenue Service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. For purposes of calculating the pension benefit, earnings are limited to $200,000, as adjusted for any cost of living increases authorized by the Internal Revenue Code.

     At September 30, 2002, Messrs. Costa, Rideout and Stern had, respectively, 17, 13 and 30 years of credited service with us.

     A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $200,000 limit described above. Final average salary is defined in the pension plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date, which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan. No person who became our employee after October 31, 1996 is eligible to participate in the pension plan.

EMPLOYMENT AGREEMENTS

     Mr. Pat Costa is employed as our chief executive officer and president under an indefinite term agreement which currently provides for an annual base salary of $315,016. However, in fiscal 2002 Mr. Costa voluntarily took a temporary pay reduction. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or upon the occurrence of a change in our control. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options, which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in our control (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of our chief executive officer, president and chairman, other than for cause, within one year thereafter, then Mr. Costa will be entitled to receive a lump sum payment equal to 2.99 times Mr. Costa's base amount (as such term is defined in the Internal Revenue Code and applicable regulations thereunder) at the time of termination. Further, Mr. Costa will be entitled to receive continuation by us of life, dental, and disability coverage for a period of 36 months; all benefits due him or contributed by us on his behalf under any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan; and payment of any excise tax due in connection with the change in control payments. He will also have the right to exercise or otherwise receive the benefit of all outstanding stock options.

     We have also granted certain rights in the event of termination of employment to Messrs. Rideout, Howes, Sanders, Connolly, O'Brien, Stern and Ms. Randall. In the event of involuntary termination other than for cause, each executive officer will be given six months severance pay and continued benefits. In addition, we have agreed to provide a maximum of one hundred days' advance written notice to Mr. Stern in the event we should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination. Mr. Rideout has also been granted a severance agreement in the event of his termination of employment without cause which agreement entitles him to continued salary and certain benefits for a period of twelve months and granted him a retention bonus so long as he remains employed through the sale of our Semiconductor Equipment Group business.

     Mr. Rideout's current salary is $275,000 per year, but in 2002 he took a temporary pay reduction. A portion of this salary, equal to $50,000 per year, has been deferred since June 2000, with payment of this deferral to be made at such time as shall be determined by Mr. Costa or in connection with the sale of our Semiconductor Equipment Group business.

THE BOARD OF DIRECTORS -- COMPOSITION AND COMPENSATION

     Our business is managed under the direction of our board of directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

     During the fiscal year ended September 30, 2002, our board held nineteen meetings, twelve of which were convened by telephone.

     Our board has an audit committee, which consists of Messrs. DiPietro, Haft and Kohn. The committee's functions and its activities during fiscal 2002 are described below under "Report of Audit Committee."

     All of our directors attended at least 75% of the aggregate of the total number of board meetings and committee meetings during fiscal 2002, either in person or by telephone.

     We do not have a nominating committee charged with the search for and recommendation to the board of potential nominees for board positions nor do we have a compensation committee charged with reviewing and recommending to the board compensation programs for our officers. These functions are performed by the board as a whole.

     During the fiscal year ended September 30, 2002, directors who were not otherwise our employees were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of our board or any committee thereof; and $200 for participation at a telephonic meeting. Since January 1, 2002, all such payments have been made in the form of our common stock. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT OF AUDIT COMMITTEE

     The Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters.

     The Committee is responsible for matters concerning the Company's relationship with its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Committee pursuant to Independence Standards Board Standard No.
1).

     The Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee's charter. To carry out its responsibilities, the Committee met six times during fiscal 2002.

     In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to the Company's outside auditors, the Committee, among other things, discussed with Deloitte & Touche LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standard Board Standard No. 1 (Discussions with Audit Committee).

     On the basis of these reviews and discussions, the Committee recommended to the board that the board approve the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the SEC.

                              THE AUDIT COMMITTEE

                             Jay M. Haft, Chairman
                  Frank A. DiPietro                Tomas Kohn

REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a compensation committee charged with reviewing and recommending to the board of directors compensation programs for its executive officers. These functions are performed by the board as a whole.

     Compensation Philosophy

     The board believes that executive compensation should:

     - provide motivation to achieve strategic goals by tying executive compensation to the Company's performance, as well as affording recognition of individual performance,

     - provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

     - align the interests of executive officers with the long-term interests of the Company's stockholders through the award of equity purchase opportunities.

     The compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk". This philosophy is intended to apply to all management.

     Compensation Program

     The executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

     Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

     Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and the Company's profitability.

     The board believes that executive officers who are in a position to make a substantial contribution to the Company's long term success and to build stockholder value should have a significant equity stake in its on-going success. Accordingly, one of the principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of the Company's common stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with the Company since options generally vest and become exercisable over a four-year period and the first increment is not exercisable until one year after the date of grant.

  Chief Executive Officer Compensation

     Mr. Costa's compensation is determined substantially in conformance with the compensation philosophy, discussed above, that is applicable to all of the Company's executive officers. Performance is measured against defined financial, operational, and strategic objectives. In establishing Mr. Costa's base salary and bonus, the board takes into account the Company's performance against both its own objectives and the industry of which it is a part, as well as Mr. Costa's contribution to the Company's near- and long-term objectives.

     During fiscal year 2001 and 2002, Mr. Costa had as his principal responsibility the management of the Company through the most turbulent period in the history of the semiconductor capital equipment business. The unprecedented increase in industry demand of 2000 was replaced by an accelerating deterioration in semiconductor industry conditions in 2001 and 2002, Mr. Costa directed the shedding of expense while simultaneously (a) minimizing losses, (b) maintaining the Company's dominant market share, (c) maintaining the Company's technological leadership position, and (d) continuing to nurture new market opportunities both in the semiconductor capital equipment and machine vision markets.

     At the request of Mr. Costa, the board made no change to Mr. Costa's compensation in fiscal year 2002.

  Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a company's executive officer. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million limit applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to the Company, the board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy. The board will continue to review the compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                             THE BOARD OF DIRECTORS

                             Pat V. Costa, Chairman

Frank A. DiPietro        Jay M. Haft
Tomas Kohn               Mark J. Lerner
Howard Stern             Robert H. Walker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 2002, the following officers and former officers participated in discussions concerning executive officer compensation: Pat V. Costa, John J. Connolly, Howard Stern, John O'Brien and Robert H. Walker. Each of the named participants recused himself in discussions concerning his own compensation.

STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended September 30, 2002 with the total return on the Standard & Poor's 500 composite index and the NASDAQ non-financial index. The comparison assumes $100 was invested on September 30, 1997 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE PERFORMANCE
[LINE GRAPH]

                                                                                                               NASDAQ NON-
                                                          RVSI                       S&P 500                    FINANCIAL
                                                          ----                       -------                   -----------
Sep-97                                                   100.00                      100.00                      100.00
Sep-98                                                    11.57                      137.82                      100.56
Sep-99                                                    16.39                      147.97                      170.50
Sep-00                                                    25.68                      186.62                      232.62
Sep-01                                                     7.40                      151.45                       86.77
Sep-02                                                     1.66                      118.62                       65.54

                             CERTAIN RELATIONSHIPS

     On December 4, 2002, Pat V. Costa (the "Holder"), loaned us $500,000 and we issued a 9% Convertible Note in the amount of $500,000. Under the terms of this Note, we are required to make semiannual interest payments in cash on May 15 and November 15 of each year commencing May 2003, and pay the principal amount on December 4, 2005. This Note also allows for conversion into shares of common stock. The Note may be converted at any time by the Holder until the Note is paid in full or by us, if at any time following the closing date, the closing price of our common stock is greater, for 30 consecutive trading days, than 200% of the conversion price. The Holder's conversion price is equal to 125% of the average closing price of our common stock for the thirty consecutive trading days ending December 3, 2002, or $0.42 per share.

     In connection with the 9% Convertible Note, on December 4, 2002, we issued warrants to Pat V. Costa. Under the terms of the warrants, the Holder is entitled to acquire from us shares equal to 25% of the total number of shares of common stock into which the Convertible Note may be converted or approximately 300,000 shares. The warrants have an exercise price of $0.63.

     On December 4, 2002, as a condition to making the loan mentioned above and in order to secure the prompt and complete payment, we entered into a Security Agreement with Pat V. Costa. Under the terms of this Security Agreement, we granted Mr. Costa a security interest in certain of the Company's assets.

     Jay M. Haft received compensation during fiscal year 2002 of $15,000 for consulting services provided to us.

     Robert H. Walker also provided consulting services and was paid $5,375 in fees.

     We believe that the compensation or fees paid to such parties was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board has selected, based on the recommendation of the Audit Committee, Deloitte & Touche LLP to audit our accounts for the fiscal year ending September 30, 2003. Such firm, which has served as our independent auditor since 1986, has reported to us that none of its members has any direct financial interest or material indirect financial interest in us.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as our independent auditors.

AUDIT FEES

     The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year ended September 30, 2002 totaled approximately $460,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no professional services rendered by Deloitte & Touche in the fiscal year ended September 30, 2002 relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees for all other services rendered by Deloitte & Touche for the fiscal year ended September 30, 2002 were approximately $640,000 and can be categorized as follows:

  Attestation Fees

     The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as audits of employee benefit plans, due diligence pertaining to acquisitions and dispositions, and consultation on accounting standards were approximately $244,000.

  Other Fees

     The aggregate fees for other services, including consultation related to tax planning and compliance, were approximately $396,000.

     A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at our 2004 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by us at our offices in Canton, Massachusetts by October 13, 2003 for inclusion in our proxy statement and form of proxy relating to such meeting.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of our annual report to shareholders for our fiscal year ended September 30, 2002. Such annual report includes our audited financial statements for the three fiscal years ended September 30, 2002.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                           CANTON, MASSACHUSETTS 02021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Pat V. Costa and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Stock of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned on January 22, 2003, at the Annual Meeting of Stockholders to be held on March 19, 2003 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                         (To Be Signed on Reverse Side)

1.  Election of directors:

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE SUCH NOMINEE'S NAME FROM THE LIST AT RIGHT)

         FOR all nominees              WITHHOLD AUTHORITY         NOMINEES:
         listed at right               to vote for all            P. V. Costa
         except as marked              nominees listed            F. A. DiPietro
         to the contrary               at right                   J. M. Haft
         at right)                                                T. Kohn
                                                                  M. J. Lerner
         [ ]                           [ ]                        H. Stern
                                                                  R. Walker

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2003.

         FOR [ ]                       AGAINST [ ]                ABSTAIN [ ]

3.  To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             --------------------------------
                                             Signature

                                             --------------------------------
                                             Date:

                                             --------------------------------
                                             Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.